Exhibit 99.1

Net 1 Reports First Quarter 2020 Results

JOHANNESBURG, November 7, 2019 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first fiscal quarter ended September 30, 2019.

Q1 2020 Highlights:

  Revenue of $80.8 million, GAAP EPS of $(0.08) and Fundamental EPS of $(0.02);
  Operating loss of $2.7 million and adjusted EBITDA of $2.8 million;
  South African operations remained stable and KSNET operating and EBITDA margin improved further versus Q4 2019;
  Exercised option to acquire an additional 35% of Bank Frick, which accelerates our ability to provide a vertically integrated fintech solution in Europe.

"During the first quarter we made meaningful progress towards the monetization of some of our assets, accomplished several objectives towards commercial launch of various new products internationally and positioned our South African operations for growth as liquidity becomes available." said Herman Kotzé, CEO. "In the near term we will continue to push forward on our multiple corporate actions to improve our liquidity, in turn allowing us to reduce liabilities, reinvest in our growth businesses, and return capital to shareholders."

"Though our Q1 2020 results benefited from certain ad-hoc technology and telecom product sales, most of our key South African businesses remained stable or posted modest growth compared to Q4 2019, while KSNET showed tangible improvements in its profitability as a result of the transformational actions that we have implemented. Until we have clearer visibility on the quantum and timing of various liquidity events, we believe for fiscal 2020 it is prudent for us to reiterate our guidance of adjusted EBITDA of at least $16 million, using a constant currency base of ZAR 14.27/$1, driven by growth in South Korea and South Africa, and reduced losses from our IPG business," said Alex Smith, CFO.

Summary Financial Metrics

				% change in USD		% change in ZAR
	Q1 2020	Q1 2019	Q4 2019	Q1 '20 vs Q1 '19	Q1 '20 vs Q4 '19	Q1 '20 vs Q1 '19	Q1 '20 vs Q4 '19
(All figures in USD '000s except per share data)
Revenue(1)	80,756	125,884	51,472	(36%)	57%	(36%)	62%

GAAP operating (loss) income	(2,734)	896	(49,646)	nm	(94%)	(403%)	(94%)

Adjusted (negative) EBITDA(2)	2,837	13,240	(749)	(79%)	nm	(79%)	nm

GAAP (loss) earnings per share ($)	(0.08)	(0.09)	(3.23)	(11%)	(98%)	(254%)	(98%)
Continuing	(0.08)	(0.12)	(3.23)	(33%)	(98%)	(96%)	(98%)
Discontinued	-	0.03	-	nm	nm	nm	nm

Fundamental (loss) earnings per share ($)(2)	(0.02)	0.01	(3.05)	nm	(99%)	(255%)	(99%)

Fully-diluted shares outstanding ('000's)	56,568	56,773	56,804	(0%)	(0%)	nm	nm

Average period USD/ ZAR exchange rate	14.75	14.86	14.29	(1%)	3%	nm	nm

(1) Revenue for Q4 2019, includes revenue that has been reversed of $19.7 million (ZAR 277.6 million) as a result of the Supreme Court ruling discussed in Note 13 to our audited consolidated financial statements on Form 10-K for the year ended June 30, 2019.

(2) Adjusted (negative) EBITDA, fundamental loss (earnings) and fundamental (loss) earnings per share are non-GAAP measures and are described below under "Use of Non-GAAP Measures-negative EBITDA and Adjusted negative EBITDA, and -Fundamental net (loss) income and fundamental (loss) earnings per share." See Attachment B for a reconciliation of GAAP operating (loss) income to negative EBITDA and Adjusted negative EBITDA, and GAAP net (loss) income to fundamental net (loss) income and (loss) earnings per share.

Factors impacting comparability of our Q1 2020 and Q1 2019 results

  Decline in revenue: Our revenues declined 36% in ZAR primarily due to the deconsolidation of DNI, the expiration of our SASSA contract, the significant decline in EPE account numbers driven by SASSA's auto-migration of accounts to SAPO, and a reduction in EPE-related financial and value-added services and transaction fees due to a smaller customer base, but partially offset by higher ad hoc terminal and prepaid airtime sales;
  Ongoing operating losses: We continue to experience operating losses primarily in South Africa as a result of lower revenues, coupled with a high-fixed cost infrastructure, but achieved our targeted break-even EBITDA for the quarter;
  Lower net interest expense: Net interest expense decreased due to the settlement of our long-term debt in the second half of fiscal 2019, but partially offset by lower average cash balances and higher short-term borrowing to fund ATMs;
  Adverse foreign exchange movements: The U.S. dollar appreciated 6% against the KRW during fiscal 2020, which adversely impacted our reported results.

Results of Operations by Segment and Liquidity

South African transaction processing

Segment revenue was $19.4 million in Q1 2020, down 49% on a constant currency basis compared with Q1 2019 but up from $18.9 million in Q4 2019. The decrease in segment revenue and operating income was primarily due to the termination of our SASSA contract at the end of Q1 2019. Our revenue and operating income was also adversely impacted by the significant reduction in the number of SASSA grant recipients with SASSA-branded Grindrod cards linked to Grindrod bank accounts as well as a lower number of EPE accounts. These decreases in revenue and operating income were partially offset by higher transaction revenue as a result of increased usage of our ATMs. Our South African transaction processing operating segment activities have been adversely impacted by the loss of EPE customers as a result of SASSA's auto-migration of accounts to SAPO. Our operating (loss) margin for Q1 2020 and 2019 was (17.4%) and (9.3%), respectively.

International transaction processing

Segment revenue was $34.0 million in Q1 2020, down 14% on a constant currency basis compared with Q1 2019 and down from $36.4 million in Q4 2019. Segment revenue was lower during the first quarter of fiscal 2020, primarily due to an ongoing contraction in IPG transactions processed, specifically meaningfully lower crypto-exchange and China processing activity, modestly lower KSNET revenue as a result of lower transaction values processed and the impact of the weaker KRW/ USD exchange rate on reported KSNET revenue. Operating income during Q1 2020 has improved compared with Q1 2019 due to a reduction in expenses incurred by KSNET and IPG. Operating income margin for Q1 2020 and 2019 was 11.1% and 7.0%, respectively, due to improving profitability at KSNET and reduction of costs at IPG.

Financial inclusion and applied technologies

Segment revenue was $30.1 million in Q1 2020, down 44% on a constant currency basis compared with Q1 2019 but up from $17.6 million in Q4 2019. Segment revenue decreased primarily due to the deconsolidation of DNI, lower lending revenue as a result of our lending book and insurance revenue as a result of fewer customers, and a decrease in inter-segment revenues, partially offset by higher ad hoc technology and telecom product sales. Operating income was significantly lower than Q1 2019, primarily due to the deconsolidation of DNI and lower revenue generation and higher expenses incurred to maintain and expand our financial service infrastructure, partially offset by the ad hoc sales referred to previously. Operating income margin for the Financial inclusion and applied technologies segment was 5.0% and 21.2% during Q1 2020 and 2019, respectively.

Corporate/eliminations

Our corporate expenses decreased primarily due to lower amortization expense as a result of the deconsolidation of DNI, partially offset by higher non-employee director expenses, transaction-related expenditures and external service provider fees.

Cash flow and liquidity

At September 30, 2019, our cash and cash equivalents were $42.0 million and comprised of KRW-denominated balances of KRW 31.7 billion ($26.5 million), ZAR-denominated balances of ZAR 145.8 million ($9.6 million), U.S. dollar-denominated balances of $2.0 million, and other currency deposits, primarily Botswana pula, of $3.0 million, all amounts translated at exchange rates applicable as of September 30, 2019. The decrease in our unrestricted cash balances from June 30, 2019, was primarily due to weaker trading activities, capital expenditures, an additional investment in V2, which was partially offset by utilization of our long-term borrowings and repayment of a loan outstanding by DNI.

Excluding the impact of interest received, interest paid under our South Africa debt and taxes, the decrease in cash provided is primarily due to significantly weaker trading activity during Q1 2020 compared to Q1 2019, as well as the purchase of $12.3 million of Cell C prepaid airtime that is subject to sale restrictions utilizing our borrowings (refer below under financial activities and to Note 3 to our condensed consolidated financial statements). Capital expenditures for Q1 2020 and 2019 were $2.6 million and $3.1 million, respectively, and Q1 2020 capital expenditures relate primarily to the acquisition of additional ATMs in South Africa.

Operating metrics and supplemental presentation for Q1 2020 Results

A supplemental presentation and operating metrics for Q1 2020 will be posted to the Investor Relations page of our website - ir.net1.com prior to our earnings call on Friday, November 8, 2019.

Conference Call

We will host a conference call to review these results on November 8, 2019, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 080-020-0648 (South Africa only) ten minutes prior to the start of the call. Callers should request "Net1 call" upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through December 1, 2019.

Use of Non-GAAP Measures

U.S. securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the directly comparable GAAP measures. The presentation of EBITDA, adjusted EBITDA, fundamental net (loss) income and fundamental (loss) earnings per share and headline (loss) earnings per share are non-GAAP measures.

EBITDA and adjusted EBITDA

Earnings before interest, tax, depreciation and amortization ("EBITDA") is GAAP operating (loss) income adjusted for depreciation and amortization and, if applicable, impairment losses. Adjusted EBITDA is EBITDA adjusted for costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and fundamental (loss) earnings per share

Fundamental net (loss) income and (loss) earnings per share is GAAP net (loss) income and (loss) earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), the amortization of intangible assets (net of deferred taxes) related to equity-accounted investments, stock-based compensation charges, the amortization of debt facility fees and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and (loss) earnings per share for fiscal 2019 also includes an adjustment for the non-controlling interest portion of the amortization of intangible assets (net of deferred taxes).

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking adjusted EBITDA guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material.

Management believes that the EBITDA, adjusted EBITDA, fundamental net (loss) income and (loss) earnings per share metric enhances its own evaluation, as well as an investor's understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and adjusted EBITDA; and GAAP net (loss) income and (loss) earnings per share and fundamental net (loss) income and (loss) earnings per share.

Headline (loss) earnings per share ("H(L)EPS")

The inclusion of H(L)EPS in this press release is a requirement of our listing on the JSE. H(L)EPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

H(L)EPS basic and diluted is calculated as GAAP net (loss) income adjusted for the impairment loss and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and HE(L)PS basic and diluted and the calculation of the denominator for headline diluted (loss) earnings per share.

About Net1

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance and through DNI is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: bridget.vonholdt@bm-africa.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations
	Three months ended
	September 30,
	2019	2018
	(In thousands, except per share data)

REVENUE	$80,756	$125,884

EXPENSE

Cost of goods sold, IT processing, servicing and support	46,794	72,316

Selling, general and administration	31,931	41,878

Depreciation and amortization	4,765	10,794

OPERATING (LOSS) INCOME	(2,734)	896

INTEREST INCOME	651	1,876

INTEREST EXPENSE	1,355	2,759

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(3,438)	13

INCOME TAX EXPENSE	2,017	6,490

NET LOSS BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(5,455)	(6,477)

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	1,063	1,373

NET (LOSS) INCOME	(4,392)	(5,104)
Continuing	(4,392)	(8,743)
Discontinued	-	3,639

LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	95
Continuing	-	(1,598)
Discontinued	-	1,693

NET (LOSS) INCOME ATTRIBUTABLE TO NET1	(4,392)	(5,199)
Continuing	(4,392)	(7,145)
Discontinued	$-	$1,946

Net (loss) income per share, in U.S. dollars
Basic (loss) earnings attributable to Net1 shareholders	$(0.08)	$(0.09)
Continuing	$(0.08)	$(0.12)
Discontinued	$-	$0.03
Diluted (loss) earnings attributable to Net1 shareholders	$(0.08)	$(0.09)
Continuing	$(0.08)	$(0.12)
Discontinued	$-	$0.03

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets
	September 30,	June 30,
	2019	2019(A)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$41,976	$46,065
Restricted cash	68,823	75,446
Accounts receivable, net and other receivables	71,280	72,494
Finance loans receivable, net	29,776	30,631
Inventory	19,059	7,535
Total current assets before settlement assets	230,914	232,171
Settlement assets	73,635	63,479
Total current assets	304,549	295,650
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of - September: $114,153; June: $117,866	17,324	18,554
OPERATING LEASE RIGHT-OF-USE ASSETS	5,757	-
EQUITY-ACCOUNTED INVESTMENTS	146,833	151,116
GOODWILL	142,800	149,387
INTANGIBLE ASSETS, net of accumulated amortization of - September: $124,148; June: $117,866	9,561	11,889
DEFERRED INCOME TAXES	2,287	2,151
OTHER LONG-TERM ASSETS, including reinsurance assets	42,001	44,189
TOTAL ASSETS	671,112	672,936

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	68,823	75,446
Short-term credit facilities	10,256	9,544
Accounts payable	13,771	17,005
Other payables	61,498	66,449
Operating lease right-of-use lease liability - current	4,493	-
Current portion of long-term borrowings	14,510	-
Income taxes payable	7,260	6,223
Total current liabilities before settlement obligations	180,611	174,667
Settlement obligations	73,635	63,479
Total current liabilities	254,246	238,146
DEFERRED INCOME TAXES	4,580	4,682
RIGHT-OF-USE OPERATING LEASE LIABILTY - LONG-TERM	1,439	-
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	3,047	3,007
TOTAL LIABILITIES	263,312	245,835
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK	107,672	107,672

EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury - September: 56,568,425; June: 56,568,425	80	80
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	277,455	276,997
TREASURY SHARES, AT COST: September: 24,891,292; June: 24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(214,640)	(199,273)
RETAINED EARNINGS	524,184	528,576
TOTAL NET1 EQUITY	300,128	319,429
NON-CONTROLLING INTEREST	-	-
TOTAL EQUITY	300,128	319,429

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY	$671,112	$672,936

(A) - Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2019	2018
	(In thousands)

Cash flows from operating activities
Net (loss) income	$(4,392)	$(5,104)
Depreciation and amortization	4,765	10,794
Allowance for doubtful accounts receivable charged	512	833
Earnings from equity-accounted investments	(1,063)	(1,373)
Interest on Cedar Cell note	-	(156)
Fair value adjustments and foreign currency re-measurements	87	(82)
Interest payable	632	110
Facility fee amortized	-	87
Profit on disposal of property, plant and equipment	(154)	(127)
Stock-based compensation charge, net	387	587
Dividends received from equity accounted investments	1,068	-
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(5,666)	13,463
(Increase) Decrease in inventory	(12,313)	2,185
Decrease in accounts payable and other payables	(3,396)	(9,480)
Increase in taxes payable	1,288	8,354
Decrease in deferred taxes	(88)	(3,634)
Net cash (used in) provided by operating activities	(18,333)	16,457

Cash flows from investing activities
Capital expenditures	(2,624)	(3,118)
Proceeds from disposal of property, plant and equipment	213	274
Investment in equity of equity-accounted investments	(1,250)	-
Repayment of loans by equity-accounted investments	4,268	-
Proceeds on return of investment	-	284
Net change in settlement assets	(13,509)	75,931
Net cash (used in) provided by investing activities	(12,902)	73,371

Cash flows from financing activities
Proceeds from bank overdraft	183,674	84,655
Repayment of bank overdraft	(184,829)	-
Long-term borrowings utilized	14,798	(10,260)
Repayment of long-term borrowings	-	7,801
Payment of guarantee fee	(148)	-
Other financing activities	(26)	(1,729)
Dividends paid to non-controlling interest	-	(136)
Net change in settlement obligations	13,509	(75,931)
Net cash provided by financing activities	26,978	4,400

Effect of exchange rate changes on cash	(6,455)	(949)
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,712)	93,279
Cash, cash equivalents and restricted cash - beginning	121,511	90,054
Cash, cash equivalents and restricted cash - end of period (1)	$110,799	$183,333

 (1) Cash, cash equivalents and restricted cash as of September 30, 2019, includes restricted cash of approximately $68.8 million related to cash withdrawn from the Company's various debt facilities to fund ATMs. This cash may only be used to fund ATMs and is considered restricted as to use and therefore is classified as restricted cash.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2019 and 2018 and June 30, 2019

				Change - actual		Change - constant exchange rate(1)
Key segmental data, in '000, except margins	Q1 '20	Q1 '19	Q4 '19	Q1 '20 vs Q1'19	Q1 '20 vs Q4 '19	Q1 '20 vs Q1'19	Q1 '20 vs Q4 '19
Revenue:
South African transaction processing	$19,399	$37,749	$18,945	(49%)	2%	(49%)	6%
International transaction processing.	34,017	39,387	36,399	(14%)	(7%)	(14%)	(4%)
Financial inclusion and applied technologies	30,145	53,206	17,573	(43%)	72%	(44%)	77%
Continuing..............	30,145	34,419	17,573	(12%)	72%	(13%)	77%
Discontinued.............	-	18,787	-	nm	nm	nm	nm
Subtotal: Operating segments.	83,561	130,342	72,917	(36%)	15%	(36%)	18%
Intersegment eliminations and revenue refund	(2,805)	(4,458)	(21,445)	(37%)	(87%)	(38%)	(86%)
Consolidated revenue...	80,756	125,884	51,472	(36%)	57%	(36%)	62%
Continuing........	80,756	107,097	51,472	(25%)	57%	(25%)	62%
Discontinued.......	$-	$18,787	$-	nm	nm	nm	nm

Operating (loss) income:
South African transaction processing	($3,385)	($3,513)	($2,474)	(4%)	37%	(4%)	41%
International transaction processing.	3,790	2,762	2,209	37%	72%	36%	77%
Financial inclusion and applied technologies	1,501	11,302	(10,749)	(87%)	nm	(87%)	nm
Continuing..............	1,501	3,470	(10,749)	(57%)	nm	(57%)	nm
Discontinued.............	-	7,832	-	nm	nm	nm	nm
Subtotal: Operating segments.	1,906	10,551	(11,014)	(82%)	nm	(82%)	nm
Corporate/Eliminations.....	(4,640)	(9,655)	(38,632)	(52%)	(88%)	(52%)	(88%)
Continuing..............	(4,640)	(7,005)	(38,632)	(34%)	(88%)	(34%)	(88%)
Discontinued.............	-	(2,650)	-	nm	nm	nm	nm
Consolidated operating (loss) income	(2,734)	896	(49,646)	nm	(94%)	nm	(94%)
Continuing........	(2,734)	(4,286)	(49,646)	(36%)	(94%)	(37%)	(94%)
Discontinued.......	$-	5,182	-	nm	nm	nm	nm

Operating (loss) income margin (%)
South African transaction processing	(17.4%)	(9.3%)	(13.1%)
International transaction processing.	11.1%	7.0%	6.1%
Financial inclusion and applied technologies	5.0%	21.2%	(61.2%)
Continuing..............	5.0%	10.1%	(61.2%)
Discontinued.............	nm	41.7%	nm
Consolidated operating margin	(3.4%)	0.7%	(96.5%)
Continuing...........	(3.4%)	(4.0%)	(96.5%)
Discontinued.........	nm	27.6%	nm

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q1 2020 also prevailed during Q1 2019 and Q4 2019.

Earnings from equity-accounted investments:

The table below presents the relative earnings (loss) from our equity-accounted investments:

	Q1 2020	Q1 2019	% Change
	$728	$-	nm
Share of net income.....................	1,463	-	nm
Amortization of intangible assets, net of deferred tax	(466)	-	nm
Impairment...........................	(269)	-	nm
Bank Frick..............................	(25)	(588)	(96%)
Share of net income.....................	119	162	(27%)
Amortization of intangible assets, net of deferred tax	(144)	(144)	-
Other...............................	-	(606)	nm
Finbond................................	491	1,875	(74%)
Other..................................	(131)	86	nm
Earnings from equity-accounted investments.....	$1,063	$1,373	(23%)

(1) DNI was included as an equity-accounted investment from August 1, 2017 until June 30, 2018, the date upon which we obtained control and commenced consolidation of DNI, and then again from March 31, 2019. DNI is included in our Financial inclusion and applied technologies operating segment from the acquisition date.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP operating (loss) income to EBITDA and adjusted EBITDA:

Three months and year ended September 30, 2019 and 2018

	Three months ended September 30,
	2019	2018

Operating (loss) income - GAAP..............................	(2,734)	896

Depreciation and amortization..............................	4,765	10,794
EBITDA..........................................	2,031	11,690
Transaction costs..................................	806	1,550
Adjusted EBITDA..............................	2,837	13,240

Reconciliation of GAAP net (loss) income and (loss) earnings per share, basic, to fundamental net (loss) income and (loss) earnings per share, basic:

Three months ended September 30, 2019 and 2018

	Net (loss) income (USD'000)		(L)EPS, basic (USD)		Net (loss) income (ZAR'000)		(L)EPS, basic (ZAR)
	2019	2018	2019	2018	2019	2018	2019	2018

GAAP....................	(4,392)	(5,199)	(0.08)	(0.09)	(64,791)	(77,251)	(1.15)	(1.36)

Intangible asset amortization, net	1,413	4,481			20,835	66,578
Stock-based compensation charge	387	587			5,709	8,722
Transaction costs...........	806	1,550			11,890	23,031
Intangible asset amortization, net related to equity accounted investments	610	144			8,999	2,140
Intangible asset amortization, net related to non-controlling interest	-	(876)			-	(13,016)
Facility fees for debt........	-	87			-	1,293
Fundamental.........	(1,176)	774	(0.02)	0.01	(17,358)	11,497	(0.31)	0.20

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net (loss) used to calculate (loss) per share basic and diluted and headline (loss) per share basic and diluted:

Three months ended September 30, 2019 and 2018

	2019	2018

Net loss (USD'000)..............................................	(4,392)	(5,199)
Adjustments:...................................................
Profit on sale of property, plant and equipment..........................	(154)	(127)
Tax effects on above...........................................	43	36

Net loss used to calculate headline loss (USD'000)..........................	(4,503)	(5,290)

Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	56,568	56,723

Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	56,568	56,773

Headline loss per share:............................................
Basic, in USD................................................	(0.08)	(0.09)
Diluted, in USD..............................................	(0.08)	(0.09)

Calculation of the denominator for headline diluted loss per share

	Q1 '20	Q1 '19

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,568	56,723
Effect of dilutive securities under GAAP.............................	-	50
Denominator for headline diluted loss per share.......................	56,568	56,773

Weighted average number of shares used to calculate headline loss per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline loss per share diluted because we do not use the two-class method to calculate headline loss per share diluted.